UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2016

XTERA COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37617	38-3394611
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

500 West Bethany Drive, Suite 100

Allen, Texas 75013

(Address of principal executive offices, including zip code)

(972) 649-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

As of November 1, 2016, Xtera Communications, Inc. (the “Company”) and its subsidiaries, Azea Networks, Inc., Neovus, Inc. and Xtera Asia Holdings, LLC (collectively, the “Borrowers”) failed to comply with a requirement to pay all of their outstanding obligations under the Loan and Security Agreement (as amended, the “Credit Agreement”) dated January 16, 2015, among the Borrowers and Pacific Western Bank (as successor in interest by merger to Square 1 Bank) (the “Bank”), on the November 1, 2016 maturity date, which triggered an event of default provision in the Credit Agreement. As of November 1, 2016, the Company had outstanding principal and interest under the Credit Agreement of approximately $8.19 million. Because of the breach of the covenant, the Bank may, at its election, avail itself of all legal remedies available to secured creditors, including, without limitation, any one or more of the following: cease extending credit to the Borrowers; declare all obligations under the Credit Agreement immediately due and payable; take actions to protect its security interest in the collateral, including taking possession thereof; demand payment of and settle the Borrowers’ accounts constituting collateral; apply any balances of the Company held by the Bank to pay off the Credit Facility; prepare the collateral for sale; sell the collateral; or take possession of the Borrowers’ income tax returns and the books and records used to prepare them.

In addition, as of November 1, 2016, the Company failed to comply with a requirement to pay all of the unpaid principal and accrued interest under the Venture Loan and Security Agreement (as amended, the “Loan Agreement”) dated May 10, 2011, between the Company and Horizon Technology Finance Corporation (“Horizon”), on the November 1, 2016 maturity date, which triggered an event of default provision in the Loan Agreement. As of November 1, 2016, the Company had outstanding principal and interest under the Loan Agreement of approximately $6.91 million. The rights of Horizon as a result of the default are substantially the same as those of the Bank, except that the rights of Horizon are subordinated in all respects to the rights of the Bank.

In light of these default events, the Company continues to pursue a variety of strategic initiatives to address its liquidity needs, including the sale of all or a portion of its business, certain financing activities, and restructuring alternatives. The Company will also be working with the two lenders to attempt to secure additional time for the Company to develop these alternative strategies. There can be no assurance that the Company will successfully be able to resolve its current liquidity situation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2016	XTERA COMMUNICATIONS, INC. /s/ Joseph R. Chinnici
Joseph R. Chinnici Chief Financial Officer and Secretary